April 21, 2021

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the “Changes in Independent Registered Public Accounting Firm” section in response to Item 304(a) in Form S-4 of Primary Care (ITC) Intermediate Holdings, LLC and Subsidiaries and are in agreement with the statements contained in this section therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Morrison, Brown, Argiz & Farra, LLC

MORRISON, BROWN ARGIZ & FARRA, LLC

An Independent member of Baker Tilly International